Exhibit 99

        News

For more information, contact:
Brenda Williams (203) 846-6636

FOR IMMEDIATE RELEASE

ANHEUSER-BUSCH REPORTS INCREASED U.S. BEER VOLUME IN 2007

ST. LOUIS, Jan. 7, 2008 – Anheuser-Busch, Inc., the U.S. beer subsidiary of Anheuser-Busch Cos., Inc., increased U.S. shipments to wholesalers to 104.4 million barrels in 2007 --- up 2.1 million barrels or 2 percent over 2006, it was announced today by Anheuser-Busch Cos., Inc. president and chief executive officer, August A. Busch IV.
“Anheuser-Busch achieved increased shipments in 2007 due to the success of our initiatives to broaden the company’s beer portfolio, including the addition of InBev European brands,” said Busch.  Wholesaler sales-to-retailers grew 1.3 percent for the full year.  Acquired and import brands contributed 170 basis points of growth to shipments and 160 points to wholesaler sales-to-retailers for the full year.
For the fourth quarter 2007 wholesaler sales-to-retailers were up 1.3 percent, on a selling day adjusted basis.  The fourth quarter of 2007 had one more selling day than the fourth quarter of 2006.  U.S. beer shipments to wholesalers increased 3.4 percent in the same timeframe.  Shipments to wholesalers are not selling day adjusted.  Import brands contributed 230 basis points of growth to shipments and 180 points of growth to wholesaler sales-to-retailers for the quarter.    Wholesaler inventories at year-end were approximately the same as year-end 2006.
- more -

U.S. Beer Volume in 2007

“Our expanded beer portfolio along with our enhanced marketing and sales strategies to accelerate core beer sales position Anheuser-Busch for growth in volume and earnings in 2008,” concluded Busch.
Anheuser-Busch Cos., Inc. will announce worldwide beer volume and consolidated earnings results for the fourth quarter and full year 2007 on Jan. 31, 2008.
#  #  #
This release contains forward-looking statements regarding the company’s expectations concerning its future operations, earnings and prospects. On the date the forward-looking statements are made, the statements represent the company’s expectations, but the company’s expectations concerning its future operations, earnings and prospects may change. The company’s expectations involve risks and uncertainties (both favorable and unfavorable) and are based on many assumptions that the company believes to be reasonable, but such assumptions may ultimately prove to be inaccurate or incomplete, in whole or in part. Accordingly, there can be no assurances that the company’s expectations and the forward-looking statements will be correct. Important factors that could cause actual results to differ (favorably or unfavorably) from the expectations stated in this release include, among others, changes in the pricing environment for the company’s products; changes in U.S. demand for malt beverage products, including changes in U.S. demand for other alcohol beverages; changes in consumer preference for the company’s malt beverage products; changes in the distribution for the company’s malt beverage products; changes in the cost of marketing the company’s malt beverage products; regulatory or legislative changes, including changes in beer excise taxes at either the federal or state level and changes in income taxes; changes in the litigation to which the company is a party; changes in raw materials prices; changes in packaging materials costs; changes in energy costs; changes in the financial condition of the company's suppliers; changes in interest rates; changes in foreign currency exchange rates; unusual weather conditions that could impact beer consumption in the U.S.; changes in attendance and consumer spending patterns for the company’s theme park operations; changes in demand for aluminum beverage containers; changes in the company’s international beer business or in the beer business of the company’s international equity partners; changes in the economies of the countries in which the company, its international beer business or its international equity partners operate; future acquisitions or divestitures by the company, including effects on its credit rating; changes resulting from transactions among the company’s global or domestic competitors; and the effect of stock market conditions on the company’s share repurchase program.  Anheuser-Busch disclaims any obligation to update or revise any of these forward-looking statements.  Additional risk factors concerning the company can be found in the company’s most recent Form 10-K.